Exhibit 19

CORPORATE POLICY REGARDING INSIDER TRADING
Last Revised: March 21, 2023
Overview
The federal securities laws are designed to ensure that our investors are on equal footing with our employees and that everyone has access to the same important information when making investment decisions regarding Highwoods securities. Unlawful insider trading occurs when a person uses “material non-public” information obtained through their employment or other involvement with us to make decisions to purchase, sell or otherwise trade Highwoods securities or to provide that information to others outside Highwoods.
What is “Material Nonpublic Information?”
What Does “Material” Mean? Information about Highwoods is “material” if it would be expected to affect the investment or voting decisions of a reasonable investor, or if the disclosure of the information would be expected to significantly alter the total mix of the information in the marketplace about Highwoods. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of our securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed material, the following types of information ordinarily would be considered material:
•our operating performance, especially quarterly and year-end operating results, and significant changes in our liquidity and financial position;
•internal projections and strategic plans;
•planned mergers or acquisitions, planned acquisitions or dispositions of significant assets or planned significant development projects;
•significant new leases or unscheduled loss of customers;
•public or private securities/debt offerings;
•changes in dividend policies or credit ratings;
•changes in senior management or membership of the Board of Directors;
•actual or threatened major litigation, or the resolution of such litigation;
•the contents of forthcoming publications that may affect the market price of our securities;
•statements by stock market analysts regarding Highwoods and/or our securities; and
•the existence of non-routine trading blackout periods.
What Does “Nonpublic” Mean? Material information is “nonpublic” if it has not been widely disseminated to the general public through a report filed with the SEC or through major newswire services, national news services or financial news services. Material information posted on our website at www.highwoods.com may be considered public for purposes of this Policy if accompanied by other widely-disseminated disclosures reasonably designed to alert the investing public to the availability of such information on the website. For purposes of this Policy, information will be considered public after the close of trading on the second full trading day following the widespread public release by us of the information.
Consult the General Counsel When in Doubt. If you are unsure whether the information that you possess is material or nonpublic, please consult the General Counsel before trading in any of our securities.
What Constitutes “Trading” in a “Highwoods Security?”
What is a “Highwoods Security?” This term means our common stock, which is traded on the New York Stock Exchange under the symbol “HIW,” as well as any other securities that we may issue from time to time, such as preferred stock, operating partnership units and bonds. The term also includes derivative securities relating to our stock, whether or not issued by us, such as publicly-traded options.
What is a “Trade?” This Policy generally covers all transactions involving Highwoods securities, including purchases, sales, sales upon exercise of stock options, gifts and pledges.
There are a few types of trades that are not subject to this Policy. First, the Policy does not apply to periodic contributions to our employee stock purchase plan so long as you do not alter your instructions regarding the purchase or sale of securities in the plan while aware of material nonpublic information. Second, the Policy does not apply to the exercise of stock options that are settled in shares, i.e. where no Highwoods stock is sold in the market. Third, the Policy does not apply to purchases or sales made in accordance with a valid “Rule 10b5-1 trading plan,” which is a systematic program of trades over time that might include periods in which such trades might otherwise be prohibited under the federal securities laws or this Policy. Employees who desire to implement a Rule 10b5-1 trading plan must first obtain approval from the General Counsel.
What is “Shareworks?”
Our long-term equity incentive plans, which cover all equity grants including restricted shares and stock options, are automated and administered through Morgan Stanley At Work’s web-based tool called “Shareworks.” Importantly, while Shareworks is a one-stop system where participants can access their account information, enact live trades and direct cash proceeds to their personal bank/brokerage account in a simple, user-friendly environment, trading in Highwoods securities through Shareworks is also subject to this Policy.
Rules that Apply to All Employees
Prohibition on Trading While in Possession of Material Nonpublic Information. No director, officer, employee or consultant who possesses material nonpublic information about Highwoods may trade in our securities, advise anyone else to do so or communicate the information to anyone else (a practice referred to as “tipping”) until you know that the information has been disseminated to the public or is no longer material. Importantly, this policy extends to family members and affiliated entities (such as trusts, limited partnerships and corporations over which you or your family members have or share voting or investment control). In addition, no officer, director, employee or consultant who, in the course of working for Highwoods, learns of material nonpublic information of another company with which we do business, such as a customer or supplier, may trade in that company’s securities until that information becomes public or is no longer material.
Suspension of Trading Activities. In order to avoid any questions and to protect both employees and Highwoods from any potential liability, from time to time we may impose a trading “blackout” period during which some or all employees may not buy or sell Highwoods securities. The General Counsel (or his designee) will impose such a blackout period if, in his judgment, there exists nonpublic information that would make trades by employees (or certain designated employees) inappropriate in light of the risk that such trades could be viewed as violating applicable securities laws.
Imposition of a blackout period can be communicated to you verbally or in writing, such as via e-mail. It is the sole responsibility of each employee, and not Highwoods, to take all steps necessary to ensure Highwoods securities are not traded during any applicable blackout period. This includes Highwoods securities held in personal brokerage accounts.
Prohibition on Selective Disclosure of Material Nonpublic Information. We are required under the federal securities laws to avoid the selective disclosure of material nonpublic information. Highwoods has established procedures for releasing material information in a manner that is designed to achieve broad dissemination of the information immediately upon its release. You may not, therefore, disclose material information to anyone outside Highwoods, including family members and friends, other than in accordance with those established procedures. Any inquiries from outsiders regarding material nonpublic information about Highwoods should be forwarded to the General Counsel, Chief Financial Officer or Executive Vice President of Finance. It is the responsibility of the General Counsel to make determinations on behalf of Highwoods as to what information is deemed “material.”
Without the specific prior approval of the Chief Executive Officer or the General Counsel, you are not permitted to respond to market rumors or otherwise make any public statements regarding Highwoods or its prospects. This includes responding to or commenting on any social media platforms such as Facebook and Twitter. If you become aware of any rumors or false statements, you should immediately report them to the General Counsel, Chief Financial Officer or Executive Vice President of Finance.
Highwoods View on Certain Types of Trades. We prohibit and/or strongly discourage certain types of trades involving Highwoods securities:
•Short Sales. Short sales evidence an expectation on the part of the seller that the securities will decline in value. Therefore, engaging in a short sale of Highwoods stock could signal to the market that the seller has no confidence in Highwoods or its short-term prospects. In addition, short sales may have the unproductive effect of reducing the seller’s incentive to improve our performance. For these reasons, short sales of Highwoods securities are prohibited under this Policy.
•Publicly-Traded Options. A trade involving publicly-traded options is, in effect, a bet on the short-term movement of a company’s stock and, if undertaken by an employee, creates the appearance that you are trading based on inside information. Trades of publicly-traded options also may focus your attention on short-term performance, possibly at the expense of our long-term Strategic Plan. Accordingly, trades involving puts, calls or other derivative securities involving Highwoods securities, on an exchange or in any other organized market, are prohibited under this Policy. Note: stock options issued under our long-term equity incentive plans are not publicly-traded options and are therefore not subject to this prohibition.
•Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, theoretically allow you to lock in much of the value of your stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow you to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, you may no longer have the same objectives as our other investors. Therefore, you are strongly discouraged from engaging in such transactions involving Highwoods securities. Any person wishing to enter into such an arrangement must first receive pre-approval for the proposed transaction from the General Counsel.
•Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Highwoods securities, you are strongly discouraged from holding Highwoods securities in a margin account or pledging Highwoods securities as collateral for a loan. Any person wishing to enter into such an arrangement must first receive pre-approval for the proposed transaction from the General Counsel. Pursuant to a policy adopted by our Board of Directors effective January 1, 2009, no director or officer may directly or indirectly engage in any transactions pursuant to which shares of common stock or operating partnership units are held in margin accounts or otherwise pledged to secure personal loans or lines of credit or similar forms of indebtedness without the prior consent of the Compensation and Governance Committee.
Additional Rules that Apply to Designated Insiders
Some employees are more likely than others to possess material nonpublic information about Highwoods. These include directors and executive officers who are subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934, all other officers and certain other employees as may be designated from time to time by us who, because of their duties, have regular access to material nonpublic information. We refer to these persons as “Designated Insiders.”
To minimize the risk of apparent or actual violations of the rules governing insider trading, we have adopted these additional policies relating to trades in Highwoods securities by Designated Insiders. As with the other provisions of this Policy, Designated Insiders are responsible for ensuring compliance with these additional restrictions, including restrictions on all trading during certain periods, by family members and members of their households and by entities over which they exercise voting or investment control.
Trading Blackouts for Designated Insiders. There are two types of trading blackouts of which Designated Insiders should be aware. First, there is a quarterly earnings blackout period applicable to Designated Insiders that generally begins after the end of a calendar quarter (March 31, June 30, September 30 and December 31) and ends at the close of trading on the second full trading day following the earnings release. Unless instructed otherwise, all Designated Insiders should assume a quarterly earnings blackout is in effect during this timeframe regardless of whether a specific communication has been delivered.
Second, from time to time, we may at our discretion impose additional blackout periods applicable to Designated Insiders due to the existence of material nonpublic information, such as a pending significant acquisition or financing, that is likely to be widely known among Designated Insiders. Even when a blackout is not in effect, like all employees, Designated Insiders are prohibited from trading in Highwoods securities while in possession of material nonpublic information. Our General Counsel will advise Designated Insiders when such a trading blackout begins and ends. Imposition of an additional blackout period can be communicated to you verbally or in writing, such as via e-mail.
It is the sole responsibility of each Designated Insider, and not Highwoods, to take all steps necessary to ensure Highwoods securities are not traded during any applicable blackout period. This includes Highwoods securities held in personal brokerage accounts.
Pre-Clearance of Trades by Designated Insiders. Even during an open trading window, all trades of Highwoods securities by Designated Insiders must first be pre-cleared by the General Counsel (or his designee). (Any trades by the General Counsel must be pre-cleared by the Chief Executive Officer or Chief Financial Officer.) The intent of this requirement is to prevent inadvertent violations of the Policy, avoid trades involving the appearance of improper insider trading, facilitate timely SEC reporting and avoid trades that are subject to disgorgement under Section 16(b) of the Exchange Act (see “—Reminder to Section 16 Insiders About Short-Swing Profits”). The existence of this pre-clearance procedure does not in any way obligate Highwoods to approve any trades requested by Designated Insiders. As a reminder, Designated Insiders may not utilize Shareworks to effect any trades, even during an open trading window, without obtaining pre-clearance.
A request for pre-clearance must be sent via e-mail in advance of each proposed trade to Preclearance@Highwoods.com and include the following information:
•the nature of the proposed trade and the expected date of the trade;
•number of shares involved;
•if the trade involves a stock option exercise, the specific option to be exercised; and

•identity of and contact information for the broker proposed to execute the trade.
All pre-cleared trades must be undertaken within five business days of the approval, subject to any intervening blackout periods and provided the Designated Insider does not subsequently come into possession of material nonpublic information.
Reporting of Trades by Section 16 Insiders. Most trades (including gifts) by those Designated Insiders who are executive officers and/or directors (“Section 16 Insiders”) are subject to reporting on Form 4 with the SEC within two business days following the trade date (which in the case of an open market trade is the date when the broker places the buy or sell order, not the date when the trade is settled). To facilitate timely reporting under Section 16 of the Exchange Act, Section 16 Insiders are required to (a) report the details of each trade immediately after it is executed and (b) arrange with persons whose trades must be reported by the Section 16 Insider (such as immediate family members living in the same household) to immediately report directly to Highwoods the details of any trade involving Highwoods securities. The term “executive officer” includes our Chief Executive Officer, our Chief Operating Officer, our Chief Financial Officer, our General Counsel and our Executive Vice President of Finance.
Trade details to be reported include:
•trade date;
•number of shares involved;
•price per share at which the trade was executed (before addition or deduction of brokerage commission and other transaction fees);
•if the trade was a stock option exercise, the specific option exercised; and
•contact information for the broker who executed the trade.
The trade details must be reported to the General Counsel and the Director of Human Resources. We have engaged Morgan Stanley At Work’s Executive Services team to assist the Section 16 Insider in preparing his or her Form 4. While we and Morgan Stanley At Work’sExecutive Services team will assist with Form 4 filings, the Section 16 Insider, not Highwoods nor Morgan Stanley At Work, is responsible for making these filings and may incur personal liability for failure to do so. Any late or delinquent Form 4 filings are required to be reported in our proxy statement in a separately-captioned section that lists the names of the relevant Section 16 Insiders and the number of reporting violations.
Reminder to Section 16 Insiders About Short-Swing Profits. Section 16 Insiders should be mindful of the SEC’s existing “short-swing profits” rules. Any combination of a purchase and sale, or sale and purchase, by a Section 16 Insider in equity securities of Highwoods may result in the insider realizing “short-swing profits,” which are required by law to be paid over, or “disgorged,” to Highwoods. If there have been multiple sales or purchases in six months, the highest-price sale is matched with the lowest-price purchase, which can cause a Section 16 Insider to recognize “profits” when the insider has in fact suffered a trading loss. It is the responsibility of the Section 16 Insider to monitor trades for short-swing profit liability. As a general rule, the following trades, among others, are sales that can be matched to any non-exempt purchase within the previous or following six months:
•A purchase or sale of stock, privately or in the open market;
•An operating partnership unit redemption for cash or a sale of stock received upon a redemption; and
•A sale of stock received upon exercise of a stock option.

Consequences of Violating this Policy
Civil and Criminal Penalties. The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay civil penalties up to three times the profit made or loss avoided, face private action for damages, as well as being subject to criminal penalties. We and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties.
Discipline. Violation of this Policy or federal or state insider trading laws by any director, officer or employee may subject the director to removal proceedings and the officer or employee to disciplinary action by us, including termination for cause.
Reporting Violations. Any person who violates this Policy or any federal or state laws governing insider trading, or knows of any such violation by any other person, must report the violation immediately to the General Counsel or the Compensation and Governance Committee of our Board of Directors. Upon learning of a violation, the General Counsel or Compensation and Governance Committee will determine whether we should release any material nonpublic information or whether we should report the violation to the SEC or other appropriate governmental authority.
Administration of this Policy
The General Counsel (or his designee) is responsible for administering this Policy, including:
•monitoring and enforcing compliance with all Policy provisions and procedures;
•designating and announcing trading blackout periods; and
•reviewing and either approving or prohibiting proposed trades by Designated Insiders.